Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of July 29, 2011, between 3M Company (formerly known as Minnesota Mining and Manufacturing Company), a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal place of business at 3M Center, St. Paul, Minnesota 55144 and The Bank of New York Mellon Trust Company, N.A., as successor trustee (hereinafter called the “Trustee”), having its Corporate Trust Office at 101 Barclay Street, New York, New York 10286, Attn: Corporate Trust Administration.

RECITALS OF THE COMPANY

WHEREAS, the Company and Citibank, N.A. are parties to an Indenture (the “Original Indenture”) dated as of November 17, 2000, relating to the issuance from time to time by the Company of its debt securities (in the Original Indenture and herein called the “Debt Securities”);

WHEREAS, the Trustee has succeeded Citibank, N.A. as trustee under the Original Indenture;

WHEREAS, Section 901(5) of the Original Indenture provides that the Company may enter into a supplemental indenture to change or eliminate any of the provisions of the Original Indenture, provided that any such change or elimination (a) shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions or (b) shall not apply to any Debt Security Outstanding;

WHEREAS, the changes contained herein shall not apply to any Debt Security Outstanding;

WHEREAS, the Company deems it advisable to enter into this First Supplemental Indenture for the purpose of amending and supplementing certain provisions of the Original Indenture; and

WHEREAS, all conditions and requirements of the Original Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained in the Original Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE I
DEFINITIONS AND OTHER
PROVISIONS OF GENERAL APPLICATION

Section 101  Definitions.  Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

ARTICLE II
AMENDMENTS TO THE ORIGINAL INDENTURE

Section 201  Amendment to Section 501.  With respect to any series of Debt Securities issued after the date hereof, Section 501(5) of the Original Indenture is hereby amended by replacing “$20 million” with “$200 million.”  For the avoidance of doubt, this amendment shall not be effective with respect to any Debt Securities Outstanding on the date hereof.

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 301  Representations, Warranties and Covenants of the Company.  The Company makes and reaffirms as of the date of execution of this First Supplemental Indenture all of its representations, warranties, covenants and agreements set forth in the Original Indenture.

Section 302  Trustees Not Responsible for Recitals.  The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

Section 303  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 304  Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 305  Separability Clause.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 306  Benefits of Indenture.  Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Security Registrar and their respective successors under the Indenture and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under the Original Indenture.

Section 307  Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in such state.

Section 308  Continued Effect of Amended Indenture.  Except as supplemented by this First Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Original Indenture shall continue in full force and effect.

Section 309  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

3M COMPANY

By:/s/ Janet L. Yeomans
Name: Janet L. Yeomans
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:/s/ Linda Garcia
Name:Linda Garcia
Title:Vice President